EXHIBIT 99.1


                                                                    NEWS RELEASE

CONTACTS: CESAR GARCIA
          CHAIRMAN AND CHIEF EXECUTIVE OFFICER
          818-709-1244
            -OR-
          RON STABINER, THE WALL STREET GROUP, INC.
          212-888-4848

FOR IMMEDIATE RELEASE:

               IRIS INTERNATIONAL BOARD APPROVES REPURCHASE OF UP
                         TO $15 MILLION IN COMMON SHARES

CHATSWORTH, CALIF., MARCH 3, 2008 - IRIS INTERNATIONAL, INC. (NASDAQ GM: IRIS), a leading manufacturer of urinalysis systems and consumables for use in hospitals and commercial laboratories worldwide, today announced that the Board of Directors has authorized the Company's repurchase of up to $15 million in shares of common stock over a twelve month period.

"The Board believes that the share repurchase program is the best use of the Company's cash at this time, and demonstrates our commitment to enhancing shareholder value," stated Cesar Garcia, Chairman, President and Chief Executive Officer.

The Company expects to fund the share repurchase from cash on hand. The Company has approximately $30 million in cash with no debt and is expecting strong cash flows from operations in 2008. Share repurchases under this program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions or otherwise, or by any combination of such methods. The timing and actual number of shares repurchased will depend on a variety of factors including the common share price, corporate and regulatory requirements and other market and economic conditions. The share repurchase program may be suspended or discontinued at any time.

THE COMPANY

IRIS International, Inc. (www.proiris.com), based in Chatsworth, Calif., is a leading developer, manufacturer, and marketer of medical devices, diagnostic systems and consumables. The Iris Diagnostics Division (www.irisdiagnostics.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. Iris Molecular Diagnostics develops innovative ultra-sensitive diagnostics and sample processing products with applications in the urinalysis, oncology and infectious disease markets. The Company's Sample Processing business unit (formerly the StatSpin(R) subsidiary) (www.statspin.com), based in Westwood, Mass., manufactures innovative centrifuges and blood analysis products.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release include statements relating to the timing of, amounts purchased under, funding and methods of implementation of the Company's share repurchase program. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including the price of the Company's common stock during the period of the share repurchase program and the Company's future cash requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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